Exhibit 10.1

Description of Advanta Management Incentive Program V

     The Advanta Management Incentive Program is generally an annual bonus program. However, the program also offers participants, with the exception of the members of the Office of the Chairman, the opportunity to elect to receive up to 100% of their target bonuses in restricted shares of the Company’s Class B Common Stock in lieu of cash (the “election percentage”). Members of the Office of the Chairman are automatically enrolled in the AMIP program with a 100% stock election percentage. Each of the other Named Executive Officers has made a current 100% stock election under the AMIP V Program.

     The award of stock under the AMIP V program is administered by the appropriate committee under the Omnibus Plan. The Committee that administers the AMIP program for executive officers is the Plan Administration Committee for Principal Officers and is comprised of the members of the Committee. The committee for all other participants is the Plan Administration Committee for Non-Principal Officers and is comprised of the members of the Office of the Chairman.

     The current AMIP program, the AMIP V program, covers performance years 2002 through 2005. With the exception of the Office of the Chairman, as described above, each employee who is eligible to participate in the AMIP program is required to make an election upon his or her enrollment into the program specifying what percentage, if any, of the participant’s bonus will be paid in shares of the Company’s Class B Common Stock in lieu of cash. Elections are effective from the participant’s first date of eligibility in the program (the “enrollment date”) through the end of the 2005 performance year. For participants who elect to receive all or a portion of their bonus in stock, enough restricted shares of Class B Common Stock (“AMIP Shares”) are issued to the participant to satisfy target awards for each year of the program in accordance with his or her stock election percentage for that year. The number of AMIP Shares for each year is determined by multiplying the participant’s target award at enrollment by the election percentage for the performance year and dividing by the grant price of the shares (determined for the enrollment date in accordance with the applicable AMIP program). Restricted shares for all full or partial years of participation in the program are issued as of the enrollment date and, subject to certain exceptions, vest ten years after they have been issued (as long as the participant remains employed by the Company).

     With each award of an annual bonus that is at or below target for a performance year, the appropriate Plan Administration Committee may elect to accelerate the vesting of up to 100% of the AMIP Shares related to that year. The decision of whether and how much to accelerate the vesting of AMIP Shares in any given year is based on an assessment of a number of different factors, including the extent to which individual and Company business objectives and performance goals for that year have been met. With acceleration of the vesting of an individual’s AMIP Shares, his or her actual annual bonus would be awarded in whole or in part with AMIP Shares.

     An annual bonus award which exceeds target is paid up to target in AMIP Shares and/or cash, depending upon each participant’s election percentage, and the above target amount is paid in cash or by accelerating AMIP Shares related to any prior years’ bonuses which have not otherwise been accelerated. This allows flexibility so that if AMIP Shares are not vested on an accelerated basis in a year in which performance targets are not met, the applicable Plan Administration Committee can elect to accelerate some or all of them in future years in which performance targets are exceeded. In such event the cash payment which would have been paid for above target performance is reduced by the value of the additional shares accelerated (valued using the grant price for the enrollment date as described above).